EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the offer and sale of an additional 5,000,000 shares of common stock, par value $0.00001 per share, issuable pursuant to the US Rare Earths, Inc. 2013 Equity Incentive Plan (the “2013 Plan”), of our report dated April 8, 2013, with respect to the consolidated balance sheets of US Rare Earths, Inc. as of December 31, 2012 and 2011, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for the years ended December 31, 2012 and 2011.

PMB Helin Donovan, LLP

/s/ PMB Helin Donovan, LLP

Seattle, Washington
January 2, 2014